Exhibit 99.1

Behringer Harvard Opportunity REIT II, Inc.

First Quarter Report
Quarter ended March 31, 2010

Wainwright Hall at Ft. Myer, near Arlington, Virginia—debt investment (left). Custer House at Ft. Leavenworth, in Kansas—debt investment (right).

First Quarter Overview

•                  At our 1875 Lawrence property in Denver, we were pleased to receive a lease renewal commitment from Infonow, a full-floor tenant. We are also delighted to welcome the Denver School of Nursing as a new tenant. This property is 95% leased as of March 31, 2010.

•                  Our participation as a mezzanine lender in the Privatization of Army Lodging (PAL) renovation program continues to exceed our expectations. Approximately 80% of our original $25 million commitment has been disbursed, as of May 14, 2010. More than 66% of the buildings are substantially completed and loan repayments are consistently made on time. We are optimistic that this bodes well for our participation in future PAL-type projects.

•                  The Palms of Monterrey in Fort Myers, Florida, is also exceeding our performance expectations. We originally invested in the senior mortgage debt, at a substantial discount, on the multifamily community in October of 2009 through a 90/10 joint venture with DeBartolo Development and Christian Tyler Properties, LLC. In May 2010, the joint venture purchased The Palms of Monterrey at the foreclosure sale, thereby acquiring fee title to the property. This property is fully stabilized and is already making a meaningful contribution to the REIT’s financial results.

•                  We are actively working on some additional exciting portfolio opportunities both domestically and internationally that we believe could potentially generate solid investment returns for our shareholders.

Financial Highlights.

Some numbers have been rounded for presentation purposes.

(in thousands, except per share data)	3 mos. ended Mar. 31, 2010

Modified FFO	$1,316
Modified FFO, per share	$0.08
Distributions declared	$1,967
Distributions per share	$0.123

(in thousands)	As of Mar. 31, 2010
Total assets	$165,241
Total liabilities	$22,255

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

PRESORTED
15601 Dallas Parkway, Suite 600	STANDARD
Addison, TX 75001	U.S. POSTAGE PAID
HOUSTON, TX
Date Published 06/10 • IN • 405681	PERMIT NO. 2187
© 2010 Behringer Harvard

First Quarter Report

Behringer Harvard Opportunity REIT II, Inc.

behringerharvard.com

Reconciliation of MFFO to Net Income

(in thousands)	3 mos. ended Mar. 31, 2010	3 mos. ended Mar. 31, 2009
Net income (loss)	$759	$(541)
Net income (loss) from noncontrolling interest	(72)	—
Real estate depreciation and amortization	581	603
FFO(1)	1,268	62

Acquisition expenses	48	—
MFFO(2)	$1,316	$62

(1)   Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries.

(2)   In addition to FFO, we use modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, impairment charges and adjustments to fair value for derivatives not qualifying for hedge accounting, to further evaluate our operating performance.

FFO and MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions; both should be reviewed in connection with other GAAP measurements. A reconciliation of MFFO and MFFO-per-share to net income can be found on page 34 of our first quarter Form 10-Q on file with the SEC.